Exhibit 107

FILING FEES

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common stock, no par value per share	—	—	—	—
Preferred stock, no par value per share	—	—	—	—
Warrants(4)	—	—	—	—
Units	—	—	—	—
Total(5)			$150,000,000	$13,905.00

(1)	There are being registered hereunder such indeterminate number of shares of common stock, preferred stock, such indeterminate number of warrants to purchase common stock or preferred stock and such indeterminate number of units consisting of any combination of the securities registered hereunder, as shall have an aggregate initial offering price not to exceed $150,000,000. The securities registered also include such indeterminate amounts and numbers of common stock and preferred stock as may be issued upon conversion of or exchange for preferred stock that provide for conversion or exchange, upon exercise of warrants, issuance of units, or pursuant to the anti-dilution provisions of any such securities.

(2)	In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this registration statement exceed $150,000,000.

(3)	Paid with the original filing of the Form S-3 on August 9, 2022.

(4)	Includes warrants to purchase common stock and warrants to purchase preferred stock.

(5)	Any of the securities registered hereunder may be sold separately, or as units with other securities registered hereby. We will determine the proposed maximum offering price per unit when we issue the above listed securities. The proposed maximum per unit and aggregate offering prices per class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered under this registration statement and is not specified as to each class of security pursuant to General Instruction II.D of Form S-3 under the Securities Act.